Exhibit 99.1

Rick Miller and Randall Miles Join eXp World Holdings Board of Directors

NEW YORK, NY – July 26, 2016 - eXp World Holdings, Inc. (OTCQB: EXPI) has announced that Rick Miller and Randall Miles have joined the Company’s Board of Directors effective July 20, 2016.

For over 25 years Mr. Miller has held senior leadership positions in companies ranging from a Fortune 10 to a startup. His extensive experience as a turnaround specialist and an expert in sustainable growth has been applied as an executive inside organizations and as a confidant advising from outside companies.

Mr. Miller began his career as a sales trainee at Sperry/Unisys and left 15 years later as Divisional VP/GM of North America. Mr. Miller was recruited by AT&T where he served as President of the $13B Global Services unit. He later served as President, COO, and as a Board member at internet startup OPUS360 where he led the company’s successful IPO. Mr. Miller was later recruited by Lucent Technologies to lead their $21B world-wide sales efforts. Later, he was named President, Lucent Government Solutions. Mr. Miller also served as CEO at the Balance & Stretch Center, a non-profit focused on supporting children with diabetes.

Mr. Miller is currently CEO at Being Chief, LLC where he serves as an advisor to a broad range of Chiefs, across a diverse number of industries. He is also an author and public speaker. Mr. Miller’s success and unconventional approach has been highlighted in Harvard Business Review, Selling Power, USA Today, Yahoo, and MSN Business. Most recently, Mr. Miller was named to serve on the Executive Committee for the Strategic Innovation Lab at Case University’s Weatherhead School of Management, focusing on sustainable growth. Mr. Miller has earned a Bachelor of Arts degree in Management from Bentley University and a Master’s degree in Business Administration from Columbia University.

Mr. Miles has held senior leadership positions in global financial services, financial technology and investment banking companies for more than 25 years. His extensive investment banking background at bulge bracket, regional and boutique firms advising financial services companies on strategic and financial needs has crossed many disciplines.

Mr. Miles’ transactional and advisory experience is complemented by leadership of public and private equity backed financial technology, specialty finance and software companies including as Chairman and CEO at LIONMTS, where he was nominated for the Ernst & Young Entrepreneur of the Year award; CEO at Syngence Corporation; COO of AtlasBanc Holdings Corp.; and, CEO of Advantage Funding / NAFCO Holdings which grew to in excess of $1 billion.

Mr. Miles is currently Managing Partner at SCM Capital Group, a global strategic and financial advisory firm and Senior Managing Director at Tigress Financial Partners, a full service institutional broker dealer where is he is head of Investment Banking. Most recently, Mr. Miles served as Senior Managing Director, Head of FIG and COO, Investment Banking at Cantor Fitzgerald & Co. Mr. Miles has held senior leadership roles at Oppenheimer & Co.; D.A. Davidson and & Co.; The First Boston Corporation (Credit Suisse); Meridian Capital; and, Greenwich Capital Markets. Mr. Miles has broad public, private and nonprofit board experience and has been active for many years in leadership roles with the Make-A-Wish Foundation. He presently serves on the boards of Kuity, Corp. and Posiba, Inc. as Vice Chairman and Chairman respectively. Mr. Miles holds a BBA from the University of Washington and holds FINRA licenses Series 7, 24, 63 and 79.

“Rick and Randall are tremendous additions to our Board,” said eXp World Holdings CEO, Glenn Sanford. “Both bring deep and diverse expertise, experience at the highest levels of leadership, and demonstrated records of great success to our Board. They also give greater independence to its composition as the Company progresses, both within the public financial markets and as a rapidly-growing organization. We believe today’s announcement represents a significant point for the Company and for its shareholders,” Sanford said.

About eXp World Holdings, Inc.

eXp World Holdings, Inc. is the holding company for a number of companies most notably eXp Realty LLC, the Agent-Owned Cloud BrokerageTM as a full-service real estate brokerage providing 24/7 access to collaborative tools, training, and socialization for real estate brokers and agents through its 3-D, fully-immersive, cloud office environment. eXp Realty, LLC and eXp Realty of Canada, Inc. also feature an aggressive revenue sharing program that pays agents a percentage of gross commission income earned by fellow real estate professionals who they attract into the Company.

eXp World Holdings, Inc. also owns 89.4% of First Cloud Mortgage, Inc. a Delaware corporation launched in 2015 and now licensed to originate mortgages in Arizona, California, Virginia and New Mexico. First Cloud Mortgage has positioned itself as a Planet Friendly Mortgage Company via the purchase of carbon offsets for homeowners offsetting the first year of the Carbon Footprint of the typical home on each mortgage originated through First Cloud Mortgage, Inc.

As a publicly-traded company, eXp World Holdings, Inc. uniquely offers professionals within its ranks opportunities to earn equity awards for production and contributions to overall company growth.

For more information you can follow eXp World Holdings, Inc. on Twitter, LinkedIn, Facebook, YouTube, or visit eXpWorldHoldings.com. For eXp Realty please visit: eXpRealty.com and for First Cloud Mortgage, Inc. check out FirstCloudMortgage.com.

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Such forward-looking statements speak only as of the date hereof, and the Company undertakes no obligation to revise or update them. These statements include, but are not limited to, statements about the Company’s expansion, revenue growth, operating results, financial performance and net income changes. Such statements are not guarantees of future performance. Important factors that may cause actual results to differ materially and adversely from those expressed in forward-looking statements include changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K.

Contact Information:

Glenn Sanford, Chairman & CEO

eXp World Holdings, Inc.

glenn@expworldholdings.com

360-389-2426

Jason Gesing, President

eXp World Holdings, Inc.

jason@expworldholdings.com

617.970.8518